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                                                                  Exhibit (8)(e)

                                November 15, 1996

Mercantile Bank National Association
One Mercantile Center
St. Louis, Missouri 63101


                  RE: Custody Fees for the ARCH Equity Income, National Municipal Bond and Short-Intermediate Corporate
                           Bond Portfolios
                           -----------------------------------------------------

Gentlemen:

                  This letter constitutes our agreement with respect to compensation to be paid to Mercantile Bank National Association ("Mercantile") with respect to The ARCH Equity Income Portfolio (comprised of Class M, Class M
- Special Series 1, Class M Special Series 2 and Class M - Special Series 3 shares), The ARCH National Municipal Bond Portfolio (comprised of Class N, Class N - Special Series 1 and Class N - Special Series 2 shares) and The ARCH Short-Intermediate Corporate Bond Portfolio (comprised of Class O, Class O - Special Series 1 and Class O - Special Series 2 shares) (each class a "Series") under the terms of the Custodian Agreement dated as of April 1, 1992 (the "Custodian Agreement") between The ARCH Fund, Inc. (the "Fund") and Mercantile. Pursuant to Paragraph 23 of the Custodian Agreement, and in consideration of the services to be provided by you, we will pay Mercantile the following:

         1. An annual custody fee (exclusive of any transaction charges), which shall be calculated daily and paid monthly (in arrears) for each Series as follows:

         - The ARCH Equity Income Portfolio - the greater of $6,000.00 or $.30 for each $1,000.00 of the Series'
                  average daily net assets;

         - The ARCH National Municipal Bond Portfolio - the greater of $6,000.00 or $.30 for each $1,000.00 of the Series' average daily net assets; and

         - The ARCH Short-Intermediate Corporate Bond Portfolio the greater of $6,000.00 or $.30 for each $1,000.00 of the Series' average daily net assets.
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Mercantile Bank National Association
November 15, 1996
Page Two


         2. A transaction charge of $15.00 for each purchase, sale or delivery of a security upon its maturity date, $50.00 for each interest collection or claim item, $20.00 for each transaction involving GNMA, tax-free or other non-depository registered items with monthly dividends or interest, $30.00 for each purchase, sale or expiration of an option contract, $50.00 for each purchase, sale or expiration of a futures contract, and $15.00 for each repurchase trade with an institution other than Mercantile;

         3. Mercantile's incremental costs in providing foreign custody services for foreign denominated and held securities; and

         4. Mercantile's out-of-pocket expenses, including but not limited to postage, telephone, telex, Federal Express and Federal Reserve wire fees, on behalf of the Series.

                  The fee and expenses attributable to each Series shall be the obligation of that Series and not of any other portfolio of the Fund. The fee for the period from the day of the year this agreement is entered into until the end of that fiscal year of the Series, or for any portion of a fiscal year immediately prior to its termination, shall be pro-rated according to the proportion which such period bears to the full annual period.

                  If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                                  Very truly yours,

                                                  THE ARCH FUND, INC.

                                                  By:/s/ Jerry V. Woodham
                                                     ---------------------------
                                                     Jerry V. Woodham, President



ACCEPTED:         MERCANTILE BANK NATIONAL ASSOCIATION

                            By: /s/ Timothy Driscoll
                                ----------------------
                                Senior Vice President



Dated as of:  November 15, 1996